Exhibit 21.1

                 SUBSIDIARIES OF AMERITRANS CAPITAL CORPORATION

1.    Elk Associates Funding Corporation

2.    EAF Holding Corporation*

3.    Elk Capital Corporation

* EAF Holding Corporation is a wholly-owned subsidiary of Elk Associates Funding Corporation.